BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

November 22, 2021

BNY Mellon Investment Grade Funds, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

Effective December 1, 2021, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Short Term Income Fund (the "Fund"), a series of BNY Mellon Investment Grade Funds, Inc. (the "Company"), as follows:

Until December 1, 2022, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of the fund (excluding shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed 0.45%. On or after December 1, 2022, BNYM Investment Adviser may terminate this expense limitation at any time.

This Agreement may only be amended by agreement of the Company, on behalf of the Fund, upon the approval of the Board of Directors of the Company and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to December 1, 2022, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Company with respect to the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto

          James Bitetto

          Secretary

Accepted and Agreed To:

BNY MELLON INVESTMENT GRADE FUNDS, INC.

By: /s/ James Windels

        James Windels

        Treasurer